UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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From: Peter Klein

To: Microsoft – All Employees (QBDG)

Subject: Proxy Voting by Microsoft Shareholders

Every year, shareholders are given the opportunity to participate directly in the governance of Microsoft through the proxy voting process.

If you own Microsoft shares, I encourage you to vote your proxy and take an active role in the overall governance of our company.

This year, shareholders are asked to consider and vote on the following matters:

1.	Election of directors

2.	Advisory vote on named executive officer compensation

3.	Approval of Employee Stock Purchase Plan

4.	Ratification of the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2013

5.	One shareholder proposal as described in the Proxy Statement

6.	Other business as may properly come before the meeting

Over the next few days, you will receive your notice of availability of proxy materials and proxy voting instructions either via email from id@ProxyVote.com, or in the postal mail, depending on where your shares are held. In either case, we encourage you to vote electronically by following the instructions in the materials you receive.

If you do not receive proxy materials and believe that you should have, or if you have questions regarding Microsoft’s proxy voting, please email Microsoft Investor Relations at proxyq@microsoft.com.

The proxy materials as well as this year’s Annual Report to shareholders can also be viewed on the Investor Relations website.

Microsoft is again releasing its Citizenship Report at the same time as our Annual Financial Report to give our stakeholders a full view of Microsoft’s financial and non-financial performance over the past fiscal year. We hope employees will read and find value in this report and take pride in Microsoft’s citizenship actions around the world as well as share these stories with interested family, friends, and colleagues.

Thanks,

Peter